Exhibit 4.8

[Form of Note]

Cabela’s Incorporated
Cabela’s Catalog, Inc.
Cabela’s Marketing and Brand Management, Inc.
Cabela’s Retail, Inc.
Cabela’s Outdoor Adventures, Inc.
Cabelas.com, Inc.
Cabela’s Wholesale, Inc.
Cabela’s Ventures, Inc.
Wild Wings, LLC
Cabela’s Lodging, LLC
Van Dyke Supply Company, Inc.
Cabela’s Trophy Properties, LLC
Original Creations, LLC
Cabela’s Retail TX, L.P.
Cabela’s Retail GP, LLC
CRLP, LLC
Cabela’s Retail LA, LLC
Legacy Trading Company
Cabela’s Retail MO, LLC
Cabela’s Retail IL, Inc.

4.95% Senior Note, Series 2002-A, due September 5, 2009

No. [_________]	[Date]
$[___________]	PPN 12680@ AD2

FOR VALUE RECEIVED, the undersigned, Cabela's Incorporated, a Delaware corporation (the “Company”), and the Subsidiaries of the Company consisting of (i) Cabela’s Catalog, Inc., a Nebraska corporation, (ii) Cabela’s Marketing and Brand Management, Inc., a Nebraska corporation, (iii) Cabela’s Retail, Inc., a Nebraska corporation, (iv) Cabela’s Outdoor Adventures, Inc., a Nebraska corporation, (v) Cabelas.com, Inc., a Nebraska corporation, (vi) Cabela’s Wholesale, Inc., a Nebraska corporation, (vii) Cabela’s Ventures, Inc., a Nebraska corporation, (viii) Wild Wings, LLC, a Minnesota limited liability company, (ix) Cabela’s Lodging, LLC, a Nebraska limited liability company, (x) Van Dyke Supply Company, Inc., a South Dakota corporation, (xi) Cabela’s Trophy Properties, LLC, a Nebraska limited liability company, (xii) Original Creations, LLC, a Minnesota limited liability company, (xiii) Cabela’s Retail TX, L.P., a Nebraska limited partnership, (xiv) Cabela’s Retail GP, LLC, a Nebraska limited liability company, (xv) CRLP, LLC, a Nebraska limited liability company, (xvi) Cabela’s Retail LA, LLC, a Nebraska limited liability company, (xvii) Legacy Trading Company, a South Dakota corporation, (xviii) Cabela’s Retail MO, LLC, a Nebraska limited liability company, and (xix) Cabela’s Retail IL, Inc., an Illinois corporation (the Subsidiaries together with the Company being herein referred to collectively as the “Obligors”) hereby jointly and severally promise to pay to [_____________], or registered assigns, the principal sum of [___________]  on September 5, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.95% per annum from the date hereof, payable semiannually, on the 5th day of each March and September in each year, commencing with the March 5 or September 5 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.95% or (ii) 2.00% over the rate of interest publicly announced by US Bank, N.A. from time to time in Lincoln, Nebraska as its “base” or “prime” rate.  Notwithstanding anything to the contrary in the current paragraph, the Obligors agree that interest shall accrue as of March 5, 2007.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at US Bank, N.A. or at such other place in the United States as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Series 2002-A Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated as of September 5, 2002 (as from time to time amended, the “Note Purchase Agreements”), between the Obligors and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

This Series 2002-A Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Series 2002-A Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Obligors may treat the person in whose name this Series 2002-A Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Obligors will not be affected by any notice to the contrary.

The Obligors will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Nebraska excluding choice of law principles of law of such State that would require the application of the laws of a jurisdiction other than such State.

Cabela’s Incorporated
Cabela’s Catalog, Inc.
Cabela’s Retail, Inc.
Cabela’s Outdoor Adventures, Inc.
Cabelas.com, Inc.
Cabela’s Wholesale, Inc.
Cabela’s Ventures, Inc.
Wild Wings, LLC
Cabela’s Lodging, LLC
Cabela’s Marketing and Brand Management, Inc.
Cabela’s Retail LA, LLC
Original Creations, LLC
Cabela’s Trophy Properties, LLC
Cabela’s Retail GP, LLC
Legacy Trading Company
CRLP, LLC
Cabela’s Retail Mo, LLC
Cabela’s Retail IL, Inc.

By:
	Name:	Ralph W. Castner
	Title:	Vice-President, CFO, Secretary or Treasurer

Van Dyke Supply Company, Inc.

By:
	Name:	Gregg Severinson
	Title:	Vice President

Cabela’s Retail TX, L.P.

By:	Cabela’s Retail GP, LLC
Its:	General Partner

By:
	Name:	Ralph W. Castner
	Title:	Secretary and Treasurer

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